Employment Agreement

        This Amended Agreement is made this 17th day of September, 2002, between Coeur d’Alene Mines Corporation (“Company”) and Dennis E. Wheeler (“Wheeler”).

WITNESSETH:

        In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.     Employment. The Company has heretofore, and hereby does, employ Wheeler as President and Chief Executive Officer of Company, and Wheeler accepts such employment, on the terms and conditions of this Agreement.

2.     Term Of Employment. The term of employment shall be from June 1, 2002 through the 31st day of May, 2005, unless sooner terminated as herein provided. It is further agreed that the term of this Agreement shall be automatically extended on each day of each year for an additional one year period, to the end that Wheeler shall always have an employment term of three years, unless employment is sooner terminated for cause, as provided below, or unless before June 1 of any year the Company gives Wheeler written notice that this Agreement will terminate at the end of any three year period.

3.     Compensation. The Company shall pay to Wheeler during the duration of the contract term as follows:

        (a)        A minimum base salary of $500,000 annually, payable in equal monthly installments, which will be reviewed annually during any contract year, and any higher salary to become the minimum base salary for the purposes of this provision; and

        (b)        Such other compensation and benefits that may be made available by the Company in the discretion of the Board of Directors or its Compensation Committee, consisting of bonuses, short-term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board or its Committee. It is understood that Wheeler shall be a participant in all compensation and benefit programs, including welfare benefit plans, which exist for the executive staff of the Company, and that long-term and short-term incentive plans will be established by the Company as a part of compensation for Wheeler under this Agreement. It is agreed that the terms of the short-term and long-term incentive plans will be communicated to Wheeler by the Company on or before July 1 of each year that this Agreement remains in effect.

        (c)        In addition to Wheeler’s participation in any retirement plan provided to the Company executive staff, Company shall provide Wheeler with a supplemental retirement plan designed to afford reimbursement for tax-qualified retirement benefits lost due to ERISA limitations.

4.     Duties. During the term of this Agreement Wheeler shall be employed as the President and Chief Executive Officer of the Company. His powers, duties, rights and responsibilities shall be those described in the by-laws of the Company for the President. More specifically, and in addition, Wheeler shall act as the chief administrative officer of the Company, as well as the chief executive officer of the Company. He shall supervise all executive officers on the Company staff. Wheeler shall be responsible for causing to be submitted annual and other Budgets to the Board of Directors for approval, and shall supervise, at the executive level, all matters and things which comprise the Budget. He shall be responsible for, at the executive level, all operations, business and investments of the Company, including the Company’s investments in its subsidiaries.

        Wheeler’s services shall be rendered, primarily, in the Company’s offices in Coeur d’Alene, and he shall not be required, without his consent, to move his residence, or to move the executive offices, outside of the City of Coeur d’ Alene.

        Wheeler shall devote his best efforts and substantially all of his time during normal business hours to advance the interests of the Company. He shall not engage in business activity in competition with the Company. He may, however, serve on the board of directors of other companies which are not in competition with the Company.

5.     Expenses. Wheeler shall be entitled, at the end of each month during the term of this Agreement, to reimbursement for his entertainment, travel, food, lodging, telephone and miscellaneous expenses incurred in connection with the performance of his duties. Wheeler shall provide the Company with an itemized list of expenses, vouched for by him.

6.     Vacations. Wheeler shall be entitled to three weeks vacation during each year of this Agreement, during which the compensation provided for herein shall be paid in full. The vacation time may be divided into whatever periods Wheeler might choose, in his discretion.

7.     Disability. In the event Wheeler is unable to perform his services by reason of disability for a period of more than 90 continuous days, the salary, bonuses and incentive compensation which would otherwise be paid to him during the continued period or incapacity will be reduced by 50%. Upon return to full service such compensation will be restored.

        For the purpose of this Agreement, “disability” means inability or incapacity due to physical or mental illness or injury to perform his duties.

8.     Employment Terminations.

        (a)       Termination Due to Retirement or Death. In the event Wheeler’s employment is terminated while this Agreement is in force by reason of Retirement or death, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler or his estate the following:

(i)	Base Salary through the Effective Date of Termination (defined as the date on which a termination of Wheeler’s employment occurs);

(ii)	An amount equal to Wheeler’s unpaid targeted Annual Bonus award, established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(iii)	Accrued but unused vacation pay through the Effective Date of Termination; and

(iv)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company.

        (b)       Termination Due to Disability. In the event that Wheeler becomes Disabled during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board’s reasonable expectation that Wheeler’s Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate Wheeler’s active employment as provided in this Agreement. However, the Board shall deliver written notice to Wheeler of the Company’s intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

        Such Disability to be determined by the Board of Directors of the Company upon receipt of and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

        If Wheeler and the Company shall not be in agreement as to whether Wheeler has suffered a Disability for the purpose of this Agreement, the matter shall be referred to a panel of three (3) medical doctors, one of which shall be selected by Wheeler, one of which shall be selected by the Company, and one of which shall be selected by the two (2) doctors as so selected, and the decision of a majority of the panel with respect to the question of whether Wheeler has suffered a Disability shall be binding upon Wheeler and the Company. The expenses of any such referral shall be borne by the Company. Wheeler will cooperate with reasonable requests for submission to medical examinations made by the Board pursuant to this Section 8(b).

        It is expressly understood that the Disability of Wheeler for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and Wheeler shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

A termination for Disability shall become effective upon the end of the thirty (30) day notice period; provided, however, that Wheeler may not be terminated prior to a final determination made by the panel described above, if such panel is necessary. Upon the Effective Date of Termination, the Company’s obligations under this Agreement shall immediately expire.

        Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler the following:

(i)	Base Salary through the Effective Date of Termination;

(ii)	An amount equal to Wheeler’s unpaid targeted Annual Bonus award, established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(iii)	Accrued but unused vacation pay through the Effective Date of Termination; and

(iv)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company.

        (c)       Voluntary Termination by Wheeler. Wheeler may terminate this Agreement at any time by giving the Board of Directors of the Company written notice of his intent to terminate, delivered at least sixty (60) calendar days prior to the Effective Date of Termination. The termination automatically shall become effective upon the expiration of the sixty (60) day notice period. Notwithstanding the foregoing, the Company may waive the sixty (60) day notice period; however, Wheeler shall be entitled to receive all elements of compensation described in Section 3 for the sixty (60) day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

        Upon the Effective Date of Termination, following the expiration of the sixty (60) day notice period, the Company shall pay Wheeler his full Base Salary and accrued but unused vacation pay, at the rate then in effect, through the Effective Date of Termination, plus all other benefits to which Wheeler has a vested right at that time (for this purpose, Wheeler shall not be paid any Annual Bonus with respect to the fiscal year in which voluntary termination under this Section occurs).

        (d)       Involuntary Termination by the Company without Cause. At all times during the term of this Agreement, the Board may terminate Wheeler’s employment for reasons other than death, Disability, Retirement, or for Cause, by providing to Wheeler a Notice of Termination, at least sixty (60) calendar days prior to the Effective Date of Termination. Such Notice of Termination shall be irrevocable absent express, mutual consent of the parties.

        Upon the Effective Date of Termination (not a Qualifying Termination), following the expiration of the sixty (60) day notice period, the Company shall ay and provide to Wheeler:

(i)	An amount equal to three (3) times Wheeler’s annual Base salary established for the fiscal year in which the Effective Date of Termination occurs;

(ii)	An amount equal to three (3) times Wheeler’s targeted Annual Bonus established for the fiscal year in which the Effective Date of Termination occurs;

(iii)	A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to wheeler at the same coverage level as in effect as of the Effective Date of Termination, and at the same premium cost to Wheeler which was paid by Wheeler at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for Wheeler in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event Wheeler has available substantially similar benefits at a comparable cost to Wheeler from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(iv)	An amount equal to Wheeler unpaid targeted Annual Bonus award established for the fiscal year in which Wheeler Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365) ;

(v)	An amount equal to Wheeler’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(vi)	All other benefits to which Wheeler has a vested right at the time, according to the provisions of the governing plan or program.

        In the event that a Change in Control occurs within six (6) months after the Effective Date of Termination, with such termination a result of the Board terminating Wheeler’s employment without Cause, Wheeler shall be entitled to the CIC Severance Benefits as provided in Section 8 in lieu of the Severance Benefits outlined in this Section 8 (d) .

        (e)       Termination for Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating Wheeler’s employment under this Agreement for Cause.

        Wheeler shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Wheeler a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to Wheeler and Wheeler is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Wheeler is guilty of the conduct defined as Cause below.

        In the event this Agreement is terminated by the Board for Cause, the Company shall pay Wheeler his Base Salary and accrued vacation pay through the Effective Date of Termination, and Wheeler shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement.

        For purposes of this Agreement, Cause is defined as follows:

(i)	Willful and continued failure of Wheeler to substantially perform his duties with the company (other than any such failure resulting from Disability or occurring after issuance by Wheeler of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Wheeler that specifically identifies the manner in which the Company believes that Wheeler has willfully failed to substantially perform his duties, and after Wheeler has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)	Conviction of a felony involving a crime of moral turpitude; or

(iii)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

        For purposes of determining Cause, no act or omission by Wheeler shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Wheeler’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (1) authority given pursuant to a resolution duly adopted by the Board; or (2) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Wheeler in good faith and in the best interests of the Company.

        (f)       Termination for Good Reason. Wheeler shall have sixty (60) days from the date he learns of action taken by the Company that allows Wheeler to terminate his employment for Good Reason to provide the Board with a Notice of Termination. The Notice of Termination must set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason termination. The Company shall have thirty (30) days to cure such Company action following receipt of the Notice of Termination. The Company shall have one (1) cure period for each reason that allows Wheeler to terminate his employment for Good Reason. If Wheeler does not provide the Notice of Termination to the Board within the sixty (60) day period following his knowledge of action that allowed Wheeler to terminate for Good Reason, he thereafter waives his right to terminate for Good Reason related to that particular action.

        Wheeler is required to continue his employment for the sixty (60) day period following the date in which he provided the Notice of Termination to the Board. The Company may waive the sixty (60) day notice period; however, Wheeler shall be entitled to receive all elements of compensation described in Section 3 for the sixty (60) day notice period, subject to the eligibility and participation requirements of any qualified retirement plan.

        Upon a termination of Wheeler’s employment for Good Reason at any time during the term of this Agreement, other than during the twenty-four (24) month period following the effective date of a Change in Control, following the expiration of the sixty (60) day notice period, the Company shall pay and provide to Wheeler the following:

(i)	An amount equal to three (3) times Wheeler’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(ii)	An amount equal to three (3) times Wheeler’s targeted Annual Bonus established for the fiscal year in which the Effective Date of Termination occurs;

(iii)	A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to Wheeler at the same coverage level, as in effect as of the Effective Date of Termination and at the same premium cost to Wheeler which was paid by Wheeler at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for Wheeler in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event Wheeler has available substantially similar benefits at a comparable cost to Wheeler from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

(iv)	An amount equal to Wheeler’s unpaid targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(v)	An amount equal to Wheeler’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination; and

(vi)	All other benefits to which Wheeler has a vested right at the time, according to the provisions of the governing plan or program.

        Upon a termination for Good Reason within the twenty-four (24) months following the effective date of a Change in Control, or if a Change in Control occurs within the six (6) months following a termination for Good Reason, Wheeler shall be entitled to receive CIC Severance Benefits set forth in Section 8(c) herein in lieu of Severance Benefits set forth in this Section 8(f).

        Wheeler’s right to terminate employment for Good Reason shall not be affected by his incapacity due to physical or mental illness unless such incapacity is determined to constitute a Disability as provided herein.

        (g)       Good Reason Defined. For purposes of this Agreement, Good Reason shall mean, without Wheeler’s express written consent, the occurrence of any one or more of the following:

(i)	Assigning to Wheeler duties materially inconsistent with his position (including status, titles, and reporting relationships), authority or responsibilities in effect on the Effective Date of this Agreement, or any other action by the Company which results in a diminution of Wheeler’s position, authority, duties, or responsibilities as constituted as of the Effective Date of this Agreement (excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof);

(ii)	Requiring Wheeler, without Wheeler’s consent, to be based at a location that requires Wheeler to travel an additional fifty (50) miles total per day;

(iii)	Reducing Wheeler’s Base Salary;

(iv)	Reducing Wheeler’s targeted Annual Bonus award opportunity or incentive award opportunities as set forth in Section 3 herein, as such opportunities exist as of the Effective Date of this Agreement;

(v)	Failing to maintain Wheeler’s amount of benefits under or relative level of participation in the Company’s employee benefit or retirement plans, policies, practices, or arrangements in which Wheeler participates as of the Effective Date of this Agreement, provided, however, that any such change that applies consistently to all executive officers of the company or is required by applicable law shall not be deemed to constitute Good Reason;

(vi)	Purportedly terminating Wheeler’s employment otherwise than as expressly permitted by this Agreement;

(vii)	Failing to require any Successor Company, as defined in Section 12, to assume and agree to perform the Company’s obligations hereunder; or

(viii)	A sale or disposition to a third party of Company assets that generated eighty percent (80%) or more of the Company’s net sales (as set forth in audited financial statements for the most recently ended fiscal year).

9.     Change in Control.

        (a)       Employment Termination Within Twenty-Four (24) Calendar Months Following a Change in Control. Wheeler shall be entitled to receive from the Company Change in Control (“CIC”) Severance Benefits if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months following the Change in Control, a Notice of Termination for a Qualifying Termination of Wheeler has been delivered. Wheeler shall not be entitled to receive CIC Severance Benefits if he is terminated for Cause (as provided in Section 8(e) herein), or if his employment with the Company ends due to death, Disability, or Retirement or due to voluntary termination of employment by Wheeler without Good Reason. CIC Severance Benefits shall be paid in lieu of all other benefits provided to Wheeler under the terms of this Agreement.

        (b)       Qualifying Termination. The occurrence of any one or more of the following events within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) calendar months following the effective date of a CIC of the Company shall trigger the payment of CIC Severance Benefits to Wheeler under this Agreement:

(i)	An involuntary termination of Wheeler’s employment by the Company for reasons other than Cause, death, Disability, or Retirement as evidenced by a Notice of Termination delivered by the Company to Wheeler;

(ii)	A voluntary termination by Wheeler for Good Reason as evidenced by a Notice of Termination delivered to the Company by Wheeler; or

(iii)	The Company or any Successor Company, as defined in Section 12, materially breaches any material provision of this Agreement and does not cure such breach within thirty (30) days of receiving a written notice from Wheeler with such notice explaining in reasonable detail the facts and circumstances claimed to provide a basis for Wheeler’s claim.

        (c)       Severance Benefits Paid upon Qualifying Termination. In the event Wheeler becomes entitled to receive CIC Severance Benefits, the Company shall pay to Wheeler and provide him the following:

(i)	An amount equal to three (3) times Wheeler’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(ii)	An amount equal to three (3) times Wheeler’s targeted Annual Bonus and Long Term Incentive award established for the fiscal year in which Wheeler’s Effective Date of Termination occurs;

(iii)	An amount equal to Wheeler’s unpaid targeted Annual Bonus award, established for the year in which the Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of completed days in the then existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365);

(iv)	An amount equal to Wheeler’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(v)	A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to Wheeler at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect sixty (60) days prior to the date of the Change in Control, and at the same premium cost to the Wheeler which was paid by Wheeler at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for Wheeler in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the two (2) year period in the event Wheeler has available substantially similar benefits at a comparable cost to Wheeler from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board) ;

(vi)	The aggregate benefits accrued by Wheeler as of the Effective Date of Termination under any savings and retirement plan sponsored by the Company, shall be distributed pursuant to the terms of the applicable plan. Compensation which has been deferred under the Coeur d’Alene Mines Corporation Deferred Compensation Plan or other plans sponsored by the Company, as applicable, together with all interest that has been credited with respect to any such deferred compensation balances, shall be distributed pursuant to the terms of the applicable plan;

(vii)	All outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance awards granted by the Company under the Company’s 1989 Long-Term Incentive Plan shall become immediately exercisable in full and otherwise vest 100% in accordance with and subject to the provisions of such Long-Term Incentive Plan;

(viii)	A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by Wheeler as of the Effective Date of Termination under the terms of any and all supplemental retirement plans in which Wheeler participates. For this purpose, such benefits shall be calculated under the assumption that Wheeler’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, Wheeler’s actual pay history as of the effective date of termination shall be used; and

(ix)	To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by Wheeler as a result of the Company’s refusal to provide the Severance Benefits to which Wheeler becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement; provided, however, that the Company shall be reimbursed by Wheeler for all such fees and expenses in the event Wheeler fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action. Wheeler shall not be liable for the Company’s fees or costs related to any such litigation.

        (d)       Change in Control Defined. For purposes of this Agreement, Change in Control, or “CIC,” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i)	Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of Directors of the Company; provided, however, that in the event any class of securities of the Company shall be publicly held or the Company shall be required to file periodic or annual reports with the Securities Exchange commission under the Securities Exchange Act, then the percentage referred to in the preceding clause shall be reduced from fifty percent (50%) to twenty percent (20%); or

(ii)	During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a Director who was not a Director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by prior operation of the provisions of this Section 9(ii); or

(iii)	There is consummated: (1) a plan of complete liquidation of the Company; or (2) a sale or disposition of assets that generated fifty percent (50%) or more of the Company’s total net sales (as set forth in the audited financial statements for the most recently ended fiscal year) in one or a series of related transactions over the immediately preceding twenty-four (24) month period; or (3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

        However, in no event shall a Change in Control be deemed to have occurred, with respect to Wheeler, if Wheeler is part of a purchasing group, which consummates the Change-in-Control transaction, Wheeler shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Wheeler is an equity participant in the purchasing company or group except for: (1) passive ownership of less than three percent (3%) of the stock of the purchasing company, or (2) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors.

10.     Excise Tax Equalisation Payment.

        (a)        In the event that wheeler becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to Wheeler in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Wheeler after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 10 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to Wheeler as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

        (b)       Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(i)	Any other payments or benefits received or to be received by Wheeler in connection with a Change in Control of the Company or Wheeler’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to Wheeler: (1) such other payments or benefits (in whole or in part) do not constitute parachute payments; (2) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code; or (3) are otherwise not subject to the Excise Tax;

(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (1) the total amount of the Total Payments; or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above); and

(iii)	The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

        For purposes of determining the amount of the Gross-Up Payment, Wheeler shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Wheeler’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

        (c)       Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 10 herein so that Wheeler did not receive the greatest net benefit, the Company shall reimburse Wheeler for the full amount necessary to make Wheeler whole, plus a market rate of interest, as determined by the Committee.

11.     Form and Timing of Severance Benefits.

        (a)       Form and Timing of Severance Benefits. The Severance Benefits described in Sections 8 and 9 herein shall be paid in cash to Wheeler in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date. All other payments due to Wheeler upon termination of employment shall be paid in accordance with the terms of such applicable plans or programs.

        (b)       Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes and any other state, city, or local taxes).

12.     Outplacement Services. In the event of involuntary termination of Wheeler’s employment not due to “cause” as defined in Section 9 above, and not due to change in control, as defined in Section 8 above, the Company shall provide to Wheeler, at its cost, reasonable and appropriate outplacement services.

13.     Successor; Binding Agreement.

        (a)        The Company will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Wheeler, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform it if no such succession had taken place.

        (b)        This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Wheeler.

14 Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed

if to the Company:	Secretary Coeur d’Alene Mines Corporation 400 Coeur d'Alene Mines Building 505 Front Avenue Coeur d’Alene, Idaho 83814-2750

if to Wheeler:	Mr. Dennis E. Wheeler 301 North First, #940 Coeur d’Alene, Idaho 83814

or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

15.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Wheeler and on behalf of the Company by such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time or any breach by the other party thereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not supersede or in any way limit the rights, duties or obligations Wheeler may have under any other written agreement with Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho.

16.     Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.     Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Coeur d’Alene, Idaho in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

        IN WITNESS WHEREOF, the parties above have executed this Agreement as of the day and year first-above written.

COEUR D’ALENE MINES CORPORATION
By:______________________________
Dennis E. Wheeler
President & Chief Executive Officer